UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

DATE OF REPORT (Date of earliest event reported): MARCH 8, 2006

000-14136

(Commission file number)

CARDIUM THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-0075787
(State of incorporation)	(IRS Employer Identification No.)

3611 Valley Centre Drive, Suite 525 San Diego, California 92130	(858) 436-1000
(Address of principal executive offices)	(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 8, 2006, Cardium Therapeutics, Inc., a Delaware corporation (“Cardium”), through its newly-formed, wholly-owned subsidiary, Innercool Therapies, Inc, a Delaware corporation (“Innercool”), acquired substantially all of the assets and the business of Innercool Therapies, Inc., an unaffiliated California corporation (“Seller”) engaged in the business of researching, developing, manufacturing, marketing, selling and distributing products and services related to endovascular temperature control therapy. The acquisition was effected pursuant to the terms of an Asset Purchase Agreement, effective as of March 8, 2006, by and among Cardium, Innercool and Seller (“Asset Purchase Agreement”).

Pursuant to the terms of the Asset Purchase Agreement, Cardium, through its Innercool subsidiary, acquired from the Seller substantially all of the Seller’s assets, properties, goodwill and rights related to the Seller’s business (the “Acquisition”). As partial consideration therefore, Cardium issued to the Seller 2,500,000 shares of Cardium’s authorized but unissued shares of common stock, $0.0001 par value per share. Of the 2,500,000 shares issued to the Seller, 2,125,000 are being held in an escrow account pending delivery to Cardium of the audited financial information of the Seller required to be provided pursuant to Item 9.01 of this report, and the remaining 375,000 shares are being held in an escrow account for 18 months following the close of the Acquisition as security for the indemnification obligations of the Seller under the Asset Purchase Agreement.

In addition, as part of the Acquisition, Cardium agreed to (i) deliver to Seller $5,000,000 in cash or shares of Cardium’s common stock, at Cardium’s election, if net sales revenue from certain of Seller’s products acquired in the Acquisition equals or exceeds $20,000,000 in any one calendar year beginning with 2006 and ending December 31, 2011; (ii) assume certain liabilities of the Seller in the aggregate amount of approximately $580,000; and (iii) pay certain transaction costs associated with the Acquisition and amounts that may be payable to former employees of Seller for accrued and unpaid vacation estimated, in the aggregate, to be approximately $170,000, as well as fees and expenses related to the preparation and audit of the Seller’s financial information required to be provided pursuant to Item 9.01 of this report.

Prior to the close of the Acquisition, Seller leased its facilities consisting of approximately 24,000 square feet in San Diego, California, from E.G. Sirrah, LLC, a California limited liability company (“Landlord”), pursuant to the terms of a Lease dated August 12, 1997, as amended (“Lease”), and subleased approximately 6,602 square feet of such facilities to Acadia Pharmaceuticals Inc. pursuant to the terms of a Sublease dated August 30, 2005 (“Sublease”). As part of the Acquisition, all of Seller’s rights and obligations under the Lease and the Sublease were assigned to and assumed by Innercool. The base monthly rent under the Lease is $25,200 (triple net), plus the payment of Landlord’s operating expenses, and the Lease expires on October 31, 2007. The monthly base rent payable to Innercool under the terms of the Sublease is approximately $7,262 (triple net), plus sublesee’s pro rata share of Landlord’s operating expenses, and the term of the Sublease expires on October 31, 2007.

Also to be assigned to and assumed by Innercool in connection with the Acquisition is that certain Master License Agreement by and between Seller and SurModics, Inc., dated December 1, 1999 (“SurModics License”). Pursuant to the terms of the SurModics License, SurModics grants to Innercool a worldwide license with respect to medical products that are surface-treated with photo-reactive polyvinylpyrrolidone, photo-reactive heparin, diphoto diquat (photo-reactive crosslinking compound) or any combination of such photo-reactive reagents, under SurModics’ trade secrets and other technical information relating to the surface-treatment of medical devices and which SurModics has the right to transmit to others, as well as certain patent applications and patents. In connection with the SurModics License, Innercool is obligated to pay SurModics a royalty equal to the greater of: (A) earned royalties calculated as a percentage of net sales of licensed products sold in each calendar year (the percentage used in each calculation during each calendar year is based on the cumulative net sales of licensed product in the calendar year as follows: 2.5% on the first $15 million of net sales; 2.25% on the next $15 million; and 2.00% on net sales over $30 million); or (B) quarterly minimum royalties that increase on an annual basis. Quarterly minimum royalties for 2006 are $20,000. In addition, Innercool grants to SurModics a noncancelable, nonexclusive, sublicensable, worldwide license to make, have made, use and sell products and processes covered by any Innercool latent reactive chemical patent, to the extent such manufacture, sale or use is covered by any claim of any patent that SurModics has the right to license or may have licensed to others, and SurModics agrees to pay to Innercool five percent (5%) of the royalties SurModics receives from its sublicensees based on sales of products that but for such sublicenses would infringe Innercool’s patents. Each license granted under the SurModics License extends until expiration of the last to expire patent rights covering the applicable product or for 15 years following the first bona fide commercial sale of such product, whichever is longer. The SurModics License may be terminated by Innercool upon 90 days’ advance notice and by SurModics in the event of any material breach or default by Innercool upon 30 days’ advance notice.

Following the Acquisition, Innercool expects to retain approximately fifteen individuals who were previously employees or consultants of Seller. In connection with retaining such individuals as employees or consultants of Innercool, Cardium has issued to such individuals warrants to purchase up to 700,000 shares of Cardium’s common stock, in the aggregate, at an exercise price of $2.35, with a ten year term, and subject to vesting conditions precedent such that the first 34% of the shares underlying the warrants would become fully vested and capable of being exercised on March 8, 2007, and an additional 2.75% of the shares underlying the warrants would become fully vested and capable of being exercised each month thereafter.

The information provided in Item 5.02 pertaining to Mr. Mager’s employment agreement is hereby incorporated into this Item 1.01.

Item 2.01	Completion of Acquisition or Disposition of Assets.

As a result of the Acquisition described in more detail under Item 1.01 above, which disclosure is incorporated herein by reference, on March 8, 2006, Cardium, through its Innercool subsidiary, acquired Seller’s interest in substantially all of the assets, properties, goodwill and rights related to the business of Seller, including, without limitation, accounts receivable, inventory, machinery and equipment, furniture, fixtures and leasehold improvements, patents, trademarks and other intellectual property rights, and government approvals. Cardium will operate the acquired business of Seller through its Innercool subsidiary.

Seller’s business was focused on the emerging field of therapeutic hypothermia, principally through the development, manufacture and marketing of endovascular, catheter-based, therapeutic systems designed to rapidly and controllably cool the body. It’s Celsius Control SystemTM, which was among the assets acquired in the Acquisition, is used in surgical and intensive care hospital units and has received 501(k) clearance from the Food and Drug Administration (FDA) for use in inducing, maintaining and reversing mild hypothermia in neurosurgical patients, both in surgery and in recovery or intensive care. The system has also received FDA clearance for use in cardiac patients to achieve or maintain normal body temperatures in surgery and in recovery or intensive care, and as an adjunctive treatment for fever control in patients with cerebral infarction and intracerebral hemorrhage.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities

On March 8, 2006, as part of the consideration payable to the Seller in connection with the Acquisition, Cardium issued to the Seller 2,500,000 shares of Cardium’s authorized but unissued shares of common stock, $0.0001 par value per share, under Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended. The Seller represented to Cardium that it was an “accredited investor” as such term is defined under such Regulation D. The 2,500,000 shares issued to the Seller represented approximately 7.8% of Cardium’s outstanding common stock after giving effect to the Acquisition.

In addition, on March 8, 2006, Cardium issued warrants to purchase up to 700,000 shares of its common stock, in the aggregate, to approximately fifteen former employees and consultants of the Seller who Innercool expects to retain as employees and/or consultants of Innercool, at an exercise price of $2.35, with a ten year term, and subject to vesting conditions precedent such that the first 34% of the shares underlying the warrants would become fully vested and capable of being exercised on March 8, 2007, and an additional 2.75% of the shares underlying the warrants would become fully vested and capable of being exercised each month thereafter. The warrants were issued in connection with the Acquisition to a limited number of employees with no general solicitation pursuant to Section 4(2) of the Securities Act of 19933, as amended.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

As part of the Acquisition, Cardium formed its Innercool subsidiary to acquire the assets and business of the Seller and to operate the acquired business. Christopher Reinhard, a director and the Chief Executive Officer, President and Treasurer of Cardium, Tyler Dylan, a director and the Chief Business Officer, General Counsel, Executive Vice President and Secretary of Cardium, and Dennis Mullory, the Chief Financial Officer of Cardium, have been appointed as the directors of Innercool and hold the same offices with Innercool that they hold with Cardium, with the exception of Mr. Reinhard who is not the President of Innercool. Michael Magers, the former President and Chief Operating Officer of the Seller, was appointed as the President and Chief Operating Officer of Innercool, effective upon the close of the Acquisition. The business experience of Mr. Magers is shown below.

Michael Magers (Age 57)

President and Chief Operating Officer of Innercool

Mr. Magers has been the President and Chief Operating Officer of Innercool since March 8, 2006. Previously, he served as the President and Chief Operating Officer of Seller (1998 – March 8, 2006). He has more than 30 years’ experience in the research, development, manufacturing and marketing of innovative medical devices. Before joining Seller, Mr. Magers was Vice President, Research & Development of Mallinckrodt (Tyco) (1994-1998); Director of Technology of Ohmeda – Medical Devices Division (1990-1994); and Vice President, Technology of Baxter Edwards Critical Care Division (1976-1990). Mr. Magers has an M.S. in Engineering and an M.B.A. in Finance and Marketing from the University of California, Irvine.

Effective as of March 8, 2006, Innercool entered into a three year employment agreement with Mr. Magers, which agreement automatically renews for additional one year terms unless either party gives the other 30 days’ prior written notice. Under the terms of the agreement, Mr. Magers’ employment is at-will and the employment may be terminated at any time, with or without cause, by either Mr. Magers or Innercool. Mr. Magers will receive (i) an annual base salary of initially $266,000; and (ii) a warrant to purchase 250,000 shares of Cardium’s common stock at an exercise price of $2.35, with a ten year term, and subject to vesting conditions precedent such that the first 34% of the shares underlying the warrant would become fully vested and capable of being exercised on March 8, 2007, and an additional 2.75% of the shares underlying the warrant would become fully vested and capable of being exercised each month thereafter. Mr. Magers also may receive certain other employee benefits available generally to all employees or specifically to executives of Innercool and/or Cardium, including bonus compensation of up to 40% of Mr. Magers base salary and otherwise in a manner and at a level determined from time to time by the Board of Directors of Innercool and/or Cardium. Under the terms of the employment agreement, if Mr. Magers is terminated by Innercool without cause or if he terminates his employment for good reason, he will be entitled to (i) a severance benefit in an amount equal to one year’s base salary; (ii) a pro rata share of any bonus that he would have otherwise been eligible to receive during such one year; (iii) payment by Innercool of continuation health benefits for twelve months; and (iv) the acceleration of any unvested shares underlying the warrant issued to Mr. Magers on March 8, 2006, provided in each case he executes and delivers to Innercool a general release of claims.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial statements of business acquired.

The required financial statements will be provided by amendment to this Form 8-K not later than May 22, 2006.

(b)	Pro forma financial information.

The required pro forma financial information will be provided by amendment to this Form 8-K not later than May 22, 2006.

(d)	Exhibits.

4.1	Form of Warrant issued to employees and consultants of Innercool Therapies, Inc.

10.1	Asset Purchase Agreement dated as of March 8, 2006, by and among Cardium Therapeutics, Inc., Innercool Therapies, Inc. (a Delaware corporation), and Innercool Therapies, Inc. (a California corporation) (without schedules)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardium Therapeutics, Inc.

Date: March 13, 2006	By:	/s/ Christopher J. Reinhard
Christopher J. Reinhard Chief Executive Officer